Exhibit 10.1

EXECUTION COPY

MUTUAL AGREEMENT
Dated 27 APRIL 2016
OMEGA PHARMA NV PERRIGO COMPANY PLC PERRIGO IRELAND 2 LTD and MYLECKE MANAGEMENT, ART & INVEST NV ALYCHLO NV MARC COUCKE

THIS AGREEMENT is made

BETWEEN:

(1)
OMEGA PHARMA NV, a limited liability company incorporated under the laws of Belgium, with registered office at Venecoweg 26, 9810 Nazareth, registered in the Crossroad Bank of Enterprises under company number 0431.676.229 (RPR Gent, division Gent) (Omega);

(2)
PERRIGO COMPANY PLC, a public limited company incorporated under the laws of Ireland, with registered office at Treasury Building, Lower Grand Canal Street, Dublin, Ireland, registered with the Companies Registration Office under number 529592 (Perrigo);

(3)
PERRIGO IRELAND 2 LTD, a private company limited by shares incorporated under the laws of Ireland, with registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, registered with the Companies Registration Office under number 541882 (Perrigo Ireland 2);

(4)
MYLECKE MANAGEMENT, ART & INVEST NV, a limited liability company incorporated under the laws of Belgium, with registered office at Lembergsesteenweg 19, 9820 Merelbeke, registered in the Crossroad Bank of Enterprises under company number 0839.876.577 (RPR Gent, division Gent) (the Management Company);

(5)
ALYCHLO NV, a limited liability company incorporated under the laws of Belgium, with registered office at Lembergsesteenweg 19, 9820 Merelbeke, and registered in the Crossroad Bank of Enterprises under company number 0895.140.645 (RPR Gent, division Gent) (Alychlo); and

(6)	MARC COUCKE, residing at Lembergsesteenweg 19, 9820 Merelbeke (Mr Coucke and together with the Management Company and Alychlo, the MC Parties),

each referred to as a Party and together as the Parties.

BACKGROUND:

(A)
The Management Company entered into a consultancy agreement with Omega on 5 November 2014 to provide e.g. day-to-day management services (the Consulting Agreement). The services rendered under this Consulting Agreement are provided for by Mr. Coucke, in his capacity of representative of the Management Company;

(B)
On 6 November 2014, Alychlo and Perrigo entered (together with Holdco I BE NV) into an agreement for the sale and purchase of shares of Omega Pharma Invest NV, which was further amended in March 2015 (the SPA);

(C)	On 30 March 2015, Alychlo and Perrigo entered into a lock-up agreement relating to Perrigo shares (the Lock-up Agreement);

(D)	On 30 March 2015, Alychlo and Perrigo entered into a registration rights agreement (the Registration Rights Agreement);

(E)	On 30 March 2015, Alychlo and Perrigo entered (together with Computershare Inc. and Computershare Trust Company N.A.) into a stock escrow agreement (the Stock Escrow Agreement);

(F)	On 30 March 2015, Mr. Marc Coucke and Perrigo Ireland 2 entered into a non-compete agreement (the Non-Compete Agreement);

(G)	The Management Company received grants of restricted stock of Perrigo (the Grants);

(H)
The Parties mutually agreed to terminate the Consulting Agreement with effect from the Effective Time (as defined below) and have agreed to a number of provisions in relation to the termination as set out in this agreement (together with its annexes, the Agreement or the Mutual Agreement).

IT IS AGREED as follows:

1.	Definitions

In this Mutual Agreement:

Clause means a clause in the Mutual Agreement.

Group means Perrigo and its direct and indirect subsidiaries (including Omega Pharma Invest NV and its direct and indirect subsidiaries) and a Group Company is interpreted accordingly.

2.	Termination of the Consulting Agreement
The Parties confirm that the Consulting Agreement and therefore the services the Management Company performed as daily manager (CEO) of Omega are terminated so that no future consulting services will be required after 27 April 2016 at 12.00h CET (the Effective Time).

The MC Parties will resign from all mandates they still hold within the Group on the date of this Agreement with effect from the Effective Time and will sign and deliver all documents reasonably required by the Group to give effect to the resignations referred to in this Clause 2.

3.	Compensation

3.1	Omega, or as the case may be, the relevant Group Company must pay to the relevant MC Party to the extent that these amounts have not already been paid:

(a)	the Management Company’s fixed fees due for the month of April 2016 for the services rendered, being an amount of EUR 100,000.00 (excluding VAT);

(b)
a lump sum amount of EUR 25,000 (excluding VAT) covering the outstanding out-of-pocket expenses and unpaid invoices incurred by the MC Parties on behalf of Omega in accordance with the conditions of article 8 of the Consulting Agreement up to the Effective Time;

(c)	an amount, equal to 12 months’ of the Management Company’s fixed fees, being an amount of EUR 1,200,000.00 (excluding. VAT) (as provided for under article 8 of the Consulting Agreement); and

(d)
any amounts due under the unpaid invoices by the Management Company under the Consulting Agreement for fixed fees due for the months of January 2015 through (and including) March 2016 for the services rendered, being an amount of EUR 100,000.00 (excluding VAT) per month.

3.2
All payments to be made by the Group under this Clause 3, will be made by the Group within 10 business days following the execution date of this Agreement. The Group irrevocably waives its right to deduct or set off these amounts with any other amount claimed or to be claimed from the MC Parties. To the extent required by the Group, the MC Parties shall deliver corresponding invoices for these payments within 2 business days of the execution of this Agreement.

4.	Grants

The MC Parties acknowledge that their Grants will be forfeited. Perrigo acknowledges and confirms that there are no surviving obligations under the Grants on the MC Parties.

5.	non-compete restrictions

5.1
The Parties agree to enter into the amendments to the SPA, and to the Non-Compete Agreement between Perrigo Ireland 2 and Mr. Coucke dated March 30, 2015, set forth in Appendix A-1 and Appendix A-2, respectively.

5.2	Each MC Party confirms that it will continue to observe the applicable non-solicitation provisions with respect to Group employees set out in the SPA and the Consulting Agreement.

6.	Lock-Up Agreement

The Parties agree enter into the amendments to the Lock-Up Agreement, set forth in Appendix B.

7.	Return of art objects

The MC Parties shall be entitled to remove from the Group premises in Nazareth the art objects owned by the MC Parties, a list of which is attached as Annex 1 (the Art Objects). The MC Parties will hire a third party to remove the Art Objects at their own cost and expense. The MC Parties represent and warrant to the Group that the MC Parties have full, right title and interest to the Art Objects and that no Group assets were used to purchase the Art Objects. The removal shall be organised as soon as reasonably possible, taking into account the Group’s normal business operations and any contractual restrictions, and at the latest within 1 month of the date of this Agreement.

8.	Confidentiality and Information

8.1
The Parties shall issue a press release in relation to the subject matter of this Agreement to be mutually agreed upon (including with respect to contents and timing). The Parties acknowledge that the Group is entitled to publicly disclose the Mutual Agreement if and to the extent it reasonably believes that it is required under applicable securities laws.

8.2	The MC Parties shall continue to comply with the applicable confidentiality obligations set out in clause 10 of the Consulting Agreement.

8.3
The MC Parties and the Group shall not make any adverse or derogatory comment about any other Party or (as the case may be) its directors, officers and/or employees or do anything which shall, or may, bring any other Party or its directors, officers and/or employees into disrepute, except, in each case, as may be reasonably necessary to allow each Party:

(a)	to protect or to defend its interest in court or arbitration proceedings (including the possibility to publicly defend its reputation in the context of such proceedings);

(b)	to obtain the specific performance of the Agreement; and

(c)	to comply with applicable laws, rules and regulations, including the rules of a nationally recognized securities exchange.

For the avoidance of doubt, the public defense exception described in this Clause 8.3(a) is not permitted simply because any litigation or arbitration is initiated between the Parties; rather, it is only permitted to the extent that (v) litigation or arbitration has been initiated, (w) allegations from that litigation or arbitration have actually been made public through no fault of either Party, (x) what has been made public is derogatory, (y) any public response is limited to addressing only the specific statement made public, and (z) the public response does not contravene any court or arbitration order.

9.	Mutual Agreement

9.1	The Parties each confirm that they have become a Party to this Mutual Agreement with a full understanding of its consequences.

9.2	The Parties accept the amounts stated in this Mutual Agreement and agree with the way in which they have been calculated and will be paid.

9.3
Subject to performance by the Group of their obligations and undertakings set out in this Agreement, the MC Parties declare that Omega has complied with its obligations under the Consulting Agreement with respect to termination, compensation and unpaid expenses.

9.4
Both Parties expressly reserve all the rights and claims it may have against the other Parties in connection with (i) the performance of the Consulting Agreement, (ii) the performance and/or the failure to properly terminate the corporate mandates and (iii) any other contractual arrangements between the Parties.

10.	Miscellaneous

10.1
If a Party does not perform this Mutual Agreement, the only available remedy is specific performance. The Parties expressly renounce their right to claim the dissolution of this Mutual Agreement in court based on article 1184 of the Civil Code.

10.2
If a provision of this Mutual Agreement is deemed to be unenforceable or incompatible with mandatory law or provisions of public order, that provision of this Mutual Agreement will not apply to the extent of that unenforceability or invalidity and will not affect the validity or enforceability of the rest of that provision or of other provisions of this Mutual Agreement.

10.3	Any changes to this Mutual Agreement are only valid if they are agreed upon in writing and signed by all Parties.

10.4
For any obligation or provision in this Agreement which is imposed on the Group, Perrigo procures the compliance and observance with these provisions for the other Group Companies (which procurement shall also constitute a guarantee in case of non-performance).

10.5
For any obligation or provision in this Agreement which is imposed on the MC Parties, Mr. Coucke procures the compliance and observance with these provisions for the other MC Parties (which procurement shall also constitute a guarantee in case of non-performance).

11.	Applicable Law and Clause of ARBITRATION

11.1	This Mutual Agreement is governed by and must be construed in accordance with Belgian law.

11.2	Any dispute arising out of or in connection with this Agreement shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators. The MC Parties on the one hand and Omega, Perrigo and Perrigo Ireland2 on the other hand, respectively acting jointly for the purpose of this Clause, shall each nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. This Clause does not exclude the right of the Parties to ask for interim relief before the president of the Dutch speaking commercial court of Brussels or any other court having jurisdiction.

This Mutual Agreement was signed in Dublin, on the date set out above, in six (6) originals. By signing this Mutual Agreement, each Party acknowledges having received one original.

OMEGA PHARMA NV

/s/ John T. Hendrickson
NAME: John T. Hendrickson
CAPACITY: Chief Executive Officer

PERRIGO COMPANY PLC

/s/ John T. Hendrickson
NAME: John T. Hendrickson
CAPACITY: Chief Executive Officer

PERRIGO IRELAND 2 LTD

/s/ Mary Sheahan
NAME: Mary Sheahan
CAPACITY: Director

MYLECKE MANAGEMENT, ART & INVEST NV

/s/ Marc Coucke
NAME: Marc Coucke
CAPACITY: Chairman & Managing Director

ALYCHLO NV

/s/ Marc Coucke
NAME: Marc Coucke
CAPACITY: Chairman & Managing Director

/s/ Marc Coucke
NAME: Marc Coucke

APPENDIX A-1
AMENDMENT TO SPA
See Exhibit 10.2 to Perrigo Company plc’s Current Report on Form 8-K filed on April 28, 2016.

APPENDIX A-2
AMENDMENT TO NON-COMPETE
See Exhibit 10.3 to Perrigo Company plc’s Current Report on Form 8-K filed on April 28, 2016.

APPENDIX B
AMENDMENT TO LOCK-UP
See Exhibit 10.4 to Perrigo Company plc’s Current Report on Form 8-K filed on April 28, 2016.

ANNEX 1
List of Art Objects

Artist	Name art work	Location
Tobias Rehberger	Untitled (Trust) 2011	Office Marc Coucke
Panamarenko	Bernouilli	Office Marc Coucke
Tacha	We’re no Angels	Office Marc Coucke
Mauro Peruchetti	Pills	Office Marc Coucke
Kamagurka	Kubistisch Kuifje	Office Marc Coucke
Catherine Bernhardt	Vogue	Office Marc Coucke
Kamagurka	Retrospectieve	Office Barbara De Saedeleer
Kamagurka	Sundown	Board Room
Kamagurka	In the Bath	Board Room
Kamagurka	Mouches Volantes	Reception area
Robert Indiana	LOVE	Reception area
Tacha	Mens Sana	Bar
Renauld Delorme	Les 3 faces de Grace	Bar
Kamagurka	Beeld / Spiegeleikip (naar Lichtenstein)	Bar
Karl Meersman	Unknown (six works in total)	Bar